Exhibit 6.1

Advisors Asset Management, Inc.

Directors

Scott I. Colyer

Lisa A. Colyer

Christopher T. Genovese

Bart P. Daniel

Clifford D. Corso

Matt Lloyd

Officers

Scott I. Colyer	Chief Executive Officer
John Webber	Senior Vice President, Chief Compliance Officer and Secretary
Jeffrey Opie	Executive Vice President, Chief Financial Officer
Timothy Stoklosa	Executive Vice President, Chief Operating Officer
Bart P. Daniel	Executive Vice President, Chief Technology Officer
Clifford Corso	President & Chief Investment Officer
Christopher T. Genovese	Executive Vice President, Strategic Initiatives
Charles Sickles	Executive Vice President, MD, Head of Wholesale Distribution
Rich Stewart	Executive Vice President, UIT Product Manager
Marilee Ferrone	Executive Vice President, Asset Management Solutions
Matt Lloyd	Executive Vice President, Chief Investment Strategist, Head of Distribution & Capital Markets
Alex R. Meitzner	Senior Vice President, UIT Sponsor Solutions
Brian Gilbert	Senior Vice President, Portfolio Manager
Paula J. Pollner	Senior Vice President, Director of Human Resources
Josh Duford	Senior Vice President, Development Operations
Joshua S. Colyer	Vice President, Director of Business Intelligence
William T. Stillman	Vice President, Information Management
Ciara Wilcox	Controller